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                                [Letterhead]



March 25, 1997



Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Charter Communications International, Inc. and subsidiaries as of and for the year ended December 31, 1996. We have not and will not report on the consolidated financial statements of Charter Communications International, Inc. for any period. On February 28, 1997 our appointment as principal accountant was terminated. We have read Charter Communications International, Inc.'s statements included under item 4 of its Form 8-KA dated March 25, 1997, and agree with such statements, except that we are not in a position to agree or disagree with the process by which the Company determined to engage Arthur Andersen LLP and whether such decision was approved by the Board of Directors.


Very truly yours,


/s/ KPMG PEAT MARWICK LLP
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KPMG Peat Marwick LLP